Exhibit 10.4

CALL CENTER SERVICES AGREEMENT

BY AND BETWEEN

AMG DIRECT, LLC

AND

ON CAMPUS MARKETING, LLC

DATED AS OF DECEMBER 19, 2005

TABLE OF CONTENTS

		Page
ARTICLE I
Engagement
1.1	Engagement	1
1.2	Term	1
ARTICLE II
Services Provided by Contact Center
2.1	Services Provided by Contact Center	2
2.2	Implementation of Provided Services	2
2.3	Delegation and Quarterly Meetings	2
2.4	Excusable Delay	2
2.5	Contact Center Activities	2
2.6	Standard of Care and Errors	3
2.7	Cooperation	3
2.8	No Warranties	3
2.9	Limitation of Liability	4
ARTICLE III
Contact Center’s Fees
3.1	Compensation	4
3.2	Invoicing and Payment	4
3.3	Reimbursement of Expenses	5
3.4	Taxes	5
ARTICLE IV
Liability of Contact Center; Indemnification
4.1	Indemnification	5

	ARTICLE V
	Miscellaneous
5.1	Insurance	6
5.2	Independent Contractor	6
5.3	OCM Support of Provided Services	6
5.4	Headings	7
5.5	Binding Effect	7
5.6	Integration	7
5.7	Counterparts	7
5.8	Applicable Law	7
5.9	Severability	7
5.10	Amendments	7
5.11	No Waiver	7
5.12	Assignment	7
5.13	Force Majeure	7
5.14	Notices	8

- ii -

CALL CENTER SERVICES AGREEMENT

THIS CALL CENTER SERVICES AGREEMENT is made and entered into as of December 19, 2005 by and between AMG Direct, LLC (hereinafter “Contact Center”), a Delaware limited liability company and an indirect, wholly-owned subsidiary of Alloy, Inc. (“Alloy”), and On Campus Marketing, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Alloy.

WITNESSETH

WHEREAS, On Campus Marketing, LLC, together with its affiliated companies, Collegiate Carpets, LLC and Carepackages, LLC (hereinafter collectively “OCM”) are in the business of direct marketing to college students and their parents a variety of college or university endorsed products;

WHEREAS, Alloy, which currently is the ultimate parent corporation of dELiA*s, Inc. (“dELiA*s”), contemplates the distribution to Alloy’s shareholders of all of the outstanding shares of dELiA*s common stock owned by it on a pro rata basis (the “Spinoff”);

WHEREAS, after giving effect to the Spinoff, Contact Center will be a wholly owned subsidiary of dELiA*s, and will maintain a facility and the personnel available to handle call center related services for, among others, OCM in the conduct of its business and operations; and

WHEREAS, OCM wishes to continue to utilize the call center services and experience of Contact Center personnel subsequent to the Spinoff in connection with the conduct of its business and operations and Contact Center wishes to continue to provide such services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Engagement

1.1	Engagement. Contact Center hereby agrees to provide to OCM call center services utilizing Contact Center employees as is more fully set forth in Article II (the “Provided Services”).

1.2	Term. The term of this Agreement shall begin as of the Spinoff effective date and continue for a period of one year. Thereafter, this Agreement shall automatically renew for successive one year renewal terms. Notwithstanding the foregoing, this Agreement may be terminated by Contact Center upon one (1) years prior written notice to OCM or by OCM upon ninety (90) days written notice. Notwithstanding anything to the contrary contained herein, however, this Agreement shall, if not terminated earlier, terminate automatically and without further action of either party on the fifth anniversary of the Spinoff effective date.

ARTICLE II

Services Provided by Contact Center

2.1	Services Provided by Contact Center. Contact Center will provide to OCM during the term of this Agreement Provided Services as set forth on Attachment “A” hereto and any other services as may from time to time be mutually agreed to by the parties in writing.

2.2	Implementation of Provided Services. Contact Center shall provide all Provided Services in a professional manner, consistent with reasonable industry standards and in compliance with all applicable laws, rules and regulations and the provisions of all agreements known to Contact Center by which OCM is bound. Contact Center shall, either directly or through one or more third parties, provide the Provided Services on a full-time or part-time basis as needed in sufficient amounts to provide the Provided Services as may reasonably be required by OCM. Contact Center personnel providing the Provided Services shall at all times be considered the employees of Contact Center.

2.3	Delegation and Quarterly Meetings. Contact Center may, at its sole discretion, at any time or from time to time, delegate some or all of its duties to perform the Provided Services hereunder to one or more third parties; provided, however, that Contact Center shall first inform OCM that it will be delegating such duties; and provided further, however, that Contact Center shall remain liable for the performance of this Agreement notwithstanding any such delegation. The parties agree to meet no less than once per fiscal quarter to discuss any issues that might reasonably be anticipated to affect Contact Center performing the Provided Services directly, including without limitation any capacity issues.

2.4	Excusable Delay. Notwithstanding anything to the contrary contained herein, Contact Center shall not be required to perform any Provided Services if and to the extent that (a) it cannot provide the Provided Services due to causes which are outside of its reasonable control as determined under Section 5.13 hereof or (b) if providing such Provided Services would be prohibited by, or violate, any law, rule or regulation or any order of any court, arbitrabal panel or government authority.

2.5	Contact Center Activities. OCM hereby acknowledges that Contact Center has, and shall be entitled to continue to have, create and acquire, directly or indirectly, business interests in addition to those relating to the provision of Provided Services hereunder, including, without limitation, the provision of services similar to the Provided Services to other direct and indirect subsidiaries of dELiA*s and other third parties. OCM acknowledges that during and subsequent to the term hereof, Contact Center shall be entitled to have, create and acquire business interests and activities for its own account and for the account of others, without having or incurring any obligation to offer any interest in such businesses, activities or opportunities to OCM. OCM shall not have any rights by virtue of this Agreement or the relationship created hereby in any such business interests, activities, or opportunities, whether now existing or hereafter created or acquired.

2.6	Standard of Care and Errors. Except as set forth in this Agreement, Contact Center’s sole responsibility to OCM with respect to errors and delays in performing the Provided Services hereunder are as follows:

(i)	for errors or omissions in Provided Services, shall be to furnish correct information and/or adjustment in the Provided Services, at no additional cost or expense to OCM; provided, OCM must promptly advise Contact Center of any such error or omission of which OCM becomes aware after having used reasonable efforts to detect any such errors or omissions; and

(ii)	for failure to deliver any Provided Services shall be to use reasonable efforts, subject to the other provisions hereof, to make the Provided Services available and/or to resume performing the Provided Services as promptly as reasonably practicable.

2.7	Cooperation. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Provided Services. Such cooperation shall include exchanging information, performing reconciliations and adjustments, and, upon request, obtaining all third party consents, licenses, sublicenses or approvals necessary to permit Contact Center to perform its obligations hereunder (including, rights to use third party software needed for the performance of the Provided Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals for the relevant Provided Services shall be borne by OCM, provided that Contact Center obtains OCM’s written approval prior to incurring such cost. Contact Center will maintain in accordance with Contact Center’s standard document retention procedures, documentation supporting the information relevant to the Provided Services provided hereunder and Contact Center agrees to cooperate with OCM in making such information available as needed in the event of a tax audit or other governmental inquiry, whether in the United States or in any other country or jurisdiction.

2.8	No Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, CONTACT CENTER DOES NOT MAKE ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, BUSINESS CONTINUITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PROVIDED SERVICES TO BE PROVIDED BY CONTACT CENTER HEREUNDER.

IN NO EVENT SHALL CONTACT CENTER BE LIABLE TO OCM FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES, UNLESS INCURRED AS A RESULT OF OR IN CONNECTION WITH CONTACT CENTER’S FRAUDULENT OR INTENTIONAL MISCONDUCT.

CONTACT CENTER ASSUMES NO RESPONSIBILITIES OR OBLIGATIONS WHATEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT.

2.9	Limitation of Liability. Notwithstanding anything contained to the contrary herein, Contact Center’s maximum total liability, and that of any of its affiliates and their officers, directors, employees, agents and representatives (collectively, the “Contact Center Affiliates”), arising out of, relating to or in connection with this Agreement shall in no event exceed the amount of compensation and fees paid to Contact Center pursuant to the terms of this Agreement in the twelve (12) month period ending immediately prior to the event giving rise to such liability, unless such liability resulted from or arose in connection with Contact Center’s fraudulent or intentional misconduct. The provisions of this paragraph will apply regardless of the form of action, damage, claim, liability, cost, expense, or loss whether in contract, statute, tort (including without limitation, negligence) or otherwise.

ARTICLE III

Contact Center’s Fees

3.1

Compensation. In consideration of the performance of Contact Center’s duties set forth herein, OCM shall pay to Contact Center a management fee of $7,000 per month plus a fee equal to 105% of OCM’s proportionate share of all variable costs incurred in connection with the Provided Services, which shall currently include telephone and labor costs (collectively the “Service Fee”). Any other specifically requested variable costs requested by OCM shall be paid by OCM at a rate of 105% of such costs and shall be added to the Service Fee. The management fee portion of the Service Fee may be adjusted annually to reflect increased fixed costs subject, however, to a 10% capped increase per year. Contact Center shall give OCM at least ninety (90) days prior notice of any increase, including, in reasonable detail, the reasons for such increase.

3.2	Invoicing and Payment. Contact Center shall invoice OCM on a monthly basis during the term of this Agreement, with such invoice payable by OCM within thirty (30) days of receipt thereof. Charges shall be paid in United States Dollars upon receipt of the invoice. A finance charge of one and one-half percent (1 1/2%) per month or the highest amount allowed by law, whichever is greater, will be assessed on all payments that are more than ten (10) days past due. Any amounts outstanding for more than thirty (30) days after the due date shall constitute a material breach on the part of OCM, and shall entitle Contact Center to cease providing the Provided Services unless and until all past due amounts are paid in full.

3.3	Reimbursement of Expenses. All extraordinary out-of-pocket expenses incurred by Contact Center in connection with the Provided Services, such as outside legal, accountants, auditors, valuation consultants, casualty losses and excess insurance coverage, shall be invoiced to and reimbursed by OCM to Contact Center under section 3.2 above. This shall be in addition to the Service Fee.

3.4	Taxes. The fees and expenses for Provided Services do not include taxes. If Contact Center is required to pay any federal, state, country or local taxes based on the Provided Services provided under this Agreement, other than taxes based solely on Contact Center’s income, such taxes shall be billed to and paid by OCM under section 3.2 above.

ARTICLE IV

Liability of Contact Center; Indemnification

4.1

Indemnification. Except to the extent required by applicable law, neither Contact Center, nor any of its employees (including the Provided Services), officers, managers, agents or members (collectively, “Indemnitees”) shall be liable to OCM, and OCM agrees to indemnify and hold harmless the Indemnitees from and against any and all liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ and accountants’ fees), deficiencies, judgments, actions, causes of action, proceedings, demands or claims of whatever nature (collectively, “Damages”) arising from or in any way related to (i) Provided Services provided by Contact Center pursuant to this Agreement unless due to Contact Center’s fraudulent or intentional misconduct, or (ii) any accident, injury or damage whatsoever during the conduct of OCM’s operations caused to any person or to the property of any person, occurring on or after the date hereof and prior to the termination of this Agreement, except to the extent such Damages are caused by or result from any fraudulent or intentional misconduct by Contact Center or its employees, officers, directors or agents. The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an action or inaction involves fraudulent or intentional misconduct.

ARTICLE V

Miscellaneous

5.1	Insurance. To the extent that Contact Center maintains commercial liability coverage and business interruption insurance, it shall list OCM and its affiliates and subsidiaries as additional insured on such policies and will provide OCM a certificate of insurance evidencing any such coverage. Any additional costs whatsoever and howsoever incurred by Contact Center in connection with OCM being named an additional insured on such policies shall be borne in full by OCM.

5.2	Independent Contractor. Nothing herein shall be construed or deemed to create a joint venture, contract of employment or partnership. All debts and liabilities to and contracts or agreements with any person or entity incurred or entered into by Contact Center in the performance of the Provided Services hereunder shall be the debts and liabilities of, and be binding upon, OCM. Contact Center shall not be liable to any person or organization for any debt, liability or obligation of OCM incurred or created pursuant to the authority granted in this Agreement or by reason of its other management, direction or conduct of OCM’s operations unless Contact Center, by written agreement with the party seeking to enforce such debt, liability or obligation, expressly assumes or guarantees any such debt, liability or obligation. Contact Center shall not be required, under any circumstances, to guarantee or assume any obligation or liability of OCM. The Board of Managers of OCM shall be deemed to control all aspects of the manner in which OCM’s business is conducted. Contact Center shall not be liable by virtue of the performance of its duties hereunder for any breach of any licensing or other agreement between OCM and any other party, or for any liability for any trademark infringement, unfair competition, patent infringement or other violation of the intellectual property rights of another entity as a result of the manner in which OCM’s business is conducted, except to the extent such violation is the result of the willful misconduct of Contact Center.

5.3

OCM Support of Provided Services. OCM acknowledges that the timely, complete and accurate provision of the Provided Services requires assistance, cooperation, information and data from its officers, agents, managers, partners, members and employees, and suitably configured computers and software, and that Contact Center’s ability to complete any Provided Services is dependent upon the same. If any of the aforementioned items are not provided or provided in such a way that Contact Center is hindered in its ability to effectively perform the Provided Services, Contact Center shall so inform OCM. Failure on the part of OCM to meet its obligations under this section may result in increased cost, delayed schedule and/or a breach of this Agreement. Contact Center and OCM shall cooperate and work in good faith independently and together to remedy any such instances.

5.4	Headings. All article and section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provisions hereof.

5.5	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.6	Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, pertaining thereto.

5.7	Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

5.8	Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles of conflicts of laws.

5.9	Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

5.10	Amendments. This Agreement may not be amended or modified, nor may any provision hereof be waived, other than by a written instrument signed by the parties hereto.

5.11	No Waiver. Failure by either party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

5.12	Assignment. Either party hereto shall have the right to assign this Agreement with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that no such consent shall be needed in connection with any merger, consolidation or reorganization or in connection with a transfer of all or substantially all of such party’s business and assets.

5.13

Force Majeure. Contact Center will be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by Force Majeure. “Force Majeure” means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, strike, computer outage or virus, telecommunications failure or any other circumstance or event beyond Contact Center’s reasonable control.

5.14	Notices. Any notice, request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied, with receipt confirmed, as indicated below. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three days after when deposited with the United States mail properly addressed, (iii) the next day when delivered during business hours to said overnight delivery service, properly addressed and prior to such delivery service’s cutoff time for next day delivery, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

If to AMG Direct, LLC:

Ronda Wagner

AMG Direct, LLC

780 Brooksedge Plaza Drive

Westerville, Ohio 43081

With a copy to:

dELiA*s, Inc.

435 Hudson Street

New York, New York 10014

Attn: General Counsel

If to On Campus Marketing, LLC:

On Campus Marketing

3 Graphic Drive

West Trenton, New Jersey 08628

Attn: Andrew McDade

With a copy to:

Alloy, Inc.

151 West 26th Street

New York, New York 10001

Attn: General Counsel

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AMG DIRECT, LLC
By: /s/ Robert E. Bernard
Name: Robert E. Bernard
Title: Chief Executive Officer
ON CAMPUS MARKETING, LLC
By: /s/ James K. Johnson, Jr.
Name: James K. Johnson, Jr.
Title: President